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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AFFILIATED MANAGERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2008

        NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the "Annual Meeting") of Affiliated Managers Group, Inc. (the "Company") will be held on Tuesday, June 3, 2008, at 10:00 a.m. Eastern time, at the Company's offices, 600 Hale Street, Prides Crossing, Massachusetts 01965, for the following purposes:

  1.
  To elect seven directors of the Company to serve until the 2009 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year.

  3.
  To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

        The Board of Directors has fixed the close of business on April 22, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock at the close of business on that date will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof.

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, please carefully review the enclosed Proxy Statement and submit your proxy, which is being solicited by the Board of Directors. If you are a stockholder of record, please complete, sign, date and mail promptly the accompanying proxy card in the postage prepaid envelope; or, vote by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held by a broker, bank or other nominee, which are referred to as shares held in "street name," please complete, sign, date and mail the voting instruction form or vote by telephone or over the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet web site to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

        Any proxy may be revoked by delivery of a later-dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously submitted a completed proxy by telephone, Internet or mail. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions on the voting instruction form provided to you by your broker, bank or other nominee.

By Order of the Board of Directors.

John Kingston, III Secretary

Prides Crossing, Massachusetts
April 25, 2008

AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 3, 2008

April 25, 2008

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. ("AMG", the "Company", "we" or "us") for use at our 2008 Annual Meeting of Stockholders to be held on Tuesday, June 3, 2008 at 10:00 a.m. Eastern time, at our offices, 600 Hale Street, Prides Crossing, Massachusetts 01965, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect seven directors, ratify the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as our independent registered public accounting firm for the current fiscal year, and consider and act upon any other matters properly brought before them.

        This Proxy Statement and the accompanying notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 28, 2008. The Board of Directors has fixed the close of business on April 22, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record of the Company's common stock at the close of business on the record date will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Holders of common stock outstanding and entitled to vote as of the close of business on the record date will be entitled to one vote for each share held by them. As of the record date, there were 40,629,227 shares of common stock outstanding and entitled to vote at the Annual Meeting.

        The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes will be counted as present in determining the presence of a quorum. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Because brokers have discretionary authority to vote on all of the matters to be acted upon at the Annual Meeting, there will be no broker non-votes.

        Directors will be elected by a plurality of votes cast, and "withheld" votes will have no effect on the outcome. The ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the effect of votes against the proposal to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year.

        Stockholders are requested to submit a proxy by telephone or Internet, or by completing, signing, dating and returning the accompanying proxy card or, for shares held in street name, the voting instruction form in the enclosed, postage prepaid envelope. If you vote by telephone or the Internet, you should not return your proxy card or voting instruction form. Instead, please follow the instructions for telephone and Internet voting. Shares represented by a properly completed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy or voting instruction form is submitted without any instructions indicated, the proxy will be voted FOR the election of each of the nominees for director, and FOR ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders on such other matters.

        A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted by telephone or the Internet may also change his or her vote with a timely and valid later telephone or Internet vote, as the case may be. Any stockholder of record as of the record date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. Directions to the Company are available on the Company's website, www.amg.com, for stockholders who plan to vote in person at the Annual Meeting.

        A stockholder whose shares are held in street name may change previously delivered voting instructions by following the procedure set forth in the voting instruction form provided by the broker, bank or other nominee. A stockholder whose shares are held in street name may vote in person at the Annual Meeting, upon presenting picture identification, an account statement or a letter from the record holder indicating that the stockholder owned the shares as of the record date, and a proxy from the record holder issued in the stockholder's name.

        The Company's 2007 Annual Report, including audited financial statements for the fiscal year ended December 31, 2007, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation materials.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 3, 2008. This Proxy Statement and the Company's 2007 Annual Report are available at http://www.amg.com/ir/public_filings.aspx.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Our Board of Directors currently consists of seven members. At the Annual Meeting, seven directors will be elected to serve until the 2009 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated Messrs. Richard E. Floor, Sean M. Healey, Harold J. Meyerman, William J. Nutt, Patrick T. Ryan and Jide J. Zeitlin, and Dr. Rita M. Rodriguez (collectively, the "Nominees") to serve as directors. Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will, if elected, serve as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Recommendation of the Board of Directors

        The Board of Directors believes that the election of each of the Nominees is in the best interests of the Company and its stockholders, and, therefore, unanimously recommends that stockholders vote FOR the election of each of the Nominees.

Information Regarding the Nominees

        The name, age (as of April 1, 2008) and a description of the business experience, principal occupation and past employment of each of the Nominees during at least the last five years is set forth below.

Name	Age
Richard E. Floor	67
Sean M. Healey	46
Harold J. Meyerman(1)(2)(3)	69
William J. Nutt	63
Rita M. Rodriguez(1)(3)	65
Patrick T. Ryan(1)(2)	49
Jide J. Zeitlin(2)(3)	44

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

        Richard E. Floor has been a director of the Company since its formation in December 1993. Mr. Floor has been a partner at the law firm of Goodwin Procter LLP since 1975. Mr. Floor is also a director of New America High Income Fund, a closed-end investment company.

        Sean M. Healey is the Company's President and Chief Executive Officer, a role he has served in since January 1, 2005. Prior to that time, Mr. Healey served as President and Chief Operating Officer. Mr. Healey has been a member of the Company's Board of Directors since May 2001. Prior to joining the Company in 1995, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. In 2006, Mr. Healey received a presidential appointment to serve on the President's Export Council, the nation's principal advisory committee on international trade. He also serves on the Board of Trustees of the Peabody Essex Museum and on the

Board of Directors of the Boys and Girls Clubs of Boston. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College.

        Harold J. Meyerman has been a director of the Company since July 1999. Mr. Meyerman retired as a Managing Director of the Global Financial Institutions and Trade Group of The Chase Manhattan Bank ("Chase") in December 1998. His responsibilities at Chase included overseeing the asset management businesses. Before joining Chase, Mr. Meyerman was President and Chief Executive Officer of First Interstate Bank, Ltd. Mr. Meyerman also serves on the Boards of Directors of the Huntington Medical Research Institutes, and as Chairman of Exporters Insurance, Inc. Mr. Meyerman also serves as Chairman of the Board of Trustees of the Palm Springs Art Museum.

        William J. Nutt founded the Company in December 1993 and is the Company's Chairman. From 1993 to December 2004, Mr. Nutt served as Chief Executive Officer of the Company. Mr. Nutt also served as the Company's President from 1993 to 1999. Prior to founding AMG, Mr. Nutt was President and Chief Operating Officer of The Boston Company and was responsible for its institutional money management business, mutual fund administration, distribution and custody business and master trustee and custodian business. As Chairman and Chief Executive Officer of The Boston Company's principal subsidiary, Boston Safe Deposit and Trust Company, Mr. Nutt was also responsible for its personal banking and trust business. He also serves on the Board of Directors of eSecLending, a private company engaged in institutional securities lending. Mr. Nutt received a J.D. from the University of Pennsylvania and a B.A. from Grove City College.

        Rita M. Rodriguez has been a director of the Company since January 2000. Dr. Rodriguez has been a Fellow and Senior Fellow at the Woodstock Theological Center at Georgetown University since September 2002, and from March 1999 to September 2002 served as an international finance consultant. Dr. Rodriguez was formerly a full-time member of the Board of Directors of the Export Import Bank of the United States from 1982 to March 1999. Prior to joining the Export Import Bank Board, Dr. Rodriguez was a professor in the finance faculties at the University of Illinois at Chicago and at Harvard Business School. In addition, Dr. Rodriguez has authored numerous journal articles and books on the subject of international finance. Dr. Rodriguez also serves on the Board of Directors and the Audit Committee of ENSCO International Incorporated, an international offshore contract drilling company, on the Board of Directors and the Audit Committee of Phillips-Van Heusen Corporation, an apparel company, and on the Board of Directors and Audit Committee of the Private Export Funding Corporation.

        Patrick T. Ryan has been a director of the Company since July 2005. Mr. Ryan served as President and Chief Executive Officer of PolyMedica Corporation from September 2004 to October 2007, prior to the company's sale to Medco Health Solutions, Inc. PolyMedica Corporation, under the Liberty brand, was a leading direct-to-consumer provider of health care products and services for individuals with chronic diseases. Before joining PolyMedica, Mr. Ryan served as the Chairman and CEO of Physicians Dialysis Inc., the nation's sixth largest dialysis provider when it was acquired by DaVita Inc. in September 2004. Previously, Mr. Ryan served as President and Chief Executive Officer of PrincipalCare Inc., a company specializing in women's healthcare, and ImageAmerica, Inc., a publicly-traded company that provided medical diagnostic imaging services. Earlier in his career, Mr. Ryan was the co-founder of RB Diagnostics, a company providing diagnostic imaging services, and also served as a Regional General Manager of American Hospital Supply Corporation. Mr. Ryan currently serves as a director for Hill-Rom Holdings, Inc., a leading manufacturer and provider of medical technologies and related services for the health care industry, and the Beth Israel Deaconess Medical Center.

        Jide J. Zeitlin has been a director of the Company since January 2006. Mr. Zeitlin formerly served as a senior investment banker at Goldman, Sachs & Co., where he was elected a partner in 1996, and is now a private investor. His career at Goldman Sachs included a number of senior management positions in the firm's investment banking division, where he focused on the industrial, consumer and healthcare industries, as well as service in the firm's executive office. Mr. Zeitlin currently serves as Chairman of the

Board of Trustees at Amherst College and is a member of the boards of Milton Academy, the Harvard Business School Visiting Committee, Teach for America, Montefiore Medical Center, Playwrights Horizons and Common Ground Community. He also serves as a director of Coach, Inc., a designer and marketer of premium handbags and accessories.

Meetings of the Board of Directors and Committees and Corporate Governance Matters

        During 2007, the Board of Directors met eight times. Each member of the Board of Directors attended at least 75% of the total number of meetings of (i) the Board of Directors and (ii) all standing committees of the Board of Directors on which such director served. We do not have a formal policy regarding director attendance at an annual meeting of stockholders. Two directors were in attendance at the 2007 Annual Meeting of Stockholders.

        At least annually, the Board of Directors evaluates all relationships between the Company and each director in light of the relevant facts and circumstances to determine whether a material relationship exists between the Company and the director, either directly or indirectly. After its most recent evaluation of director independence, the Board of Directors determined that five of its seven current directors, Messrs. Floor, Meyerman, Ryan and Zeitlin and Dr. Rodriguez, have no material relationship with the Company and are "independent" for purposes of the listing standards of the New York Stock Exchange (the "NYSE"). The Board of Directors based these determinations primarily on a review of the responses of the nominees to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with them.

        In determining that Mr. Floor is independent, the Board of Directors considered that he is a partner in a law firm that has provided legal services to the Company in amounts that were below the applicable disclosure thresholds of the NYSE listing standards and in which in any event Mr. Floor did not have any direct or indirect material interest.

        The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Only independent directors serve on these committees. Each such committee acts pursuant to a written charter adopted by the respective committee. A description of each committee is set forth below.

        Audit Committee.    The Audit Committee currently consists of Dr. Rodriguez and Messrs. Meyerman and Ryan, each of whom meets the independence standards applicable to audit committees under the Sarbanes-Oxley Act and the NYSE listing standards. Each member of the Audit Committee is also an audit committee financial expert, as defined by the Securities and Exchange Commission (the "SEC"). The Audit Committee's purpose is to assist the Board of Directors in oversight of our internal controls and financial statements and the audit process. The Audit Committee met eight times during 2007. Other members of the Board of Directors attend Audit Committee meetings from time to time at the invitation of the Committee.

        Compensation Committee.    The Compensation Committee currently consists of Messrs. Ryan, Meyerman, and Zeitlin. The Compensation Committee is responsible for overseeing our general compensation policies and establishing and reviewing the compensation plans and benefit programs applicable to our executive officers. In that capacity, the Compensation Committee also administers our stock option and incentive plans, as well as the Long-Term Executive Incentive Plan (the "LTIP") and the Deferred Compensation Plan. The Compensation Committee met six times during 2007. Other members of the Board of Directors attend Compensation Committee meetings from time to time at the invitation of the Committee.

        Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of Messrs. Meyerman and Zeitlin and Dr. Rodriguez. The Nominating and Governance Committee is primarily responsible for recommending criteria to the Board of Directors for Board of

Directors' and committee membership, identifying and evaluating director candidates, overseeing the evaluation of the Board of Directors and its committees, and maintaining our Corporate Governance Guidelines. The Nominating and Governance Committee may solicit director candidate recommendations from a number of sources, including non-management directors, executive officers and third party search firms. The Nominating and Governance Committee will consider for nomination any director candidates, including director candidates recommended by our stockholders, who are deemed qualified by the Nominating and Governance Committee in light of the qualifications and criteria for Board of Directors' membership described below, or such other criteria as approved by the Board of Directors or a committee thereof from time to time. Stockholder recommendations must be submitted to the Nominating and Governance Committee in accordance with the substantive and procedural requirements set forth in our By-laws, including those discussed below under the caption "Other Matters—Stockholder Proposals," and any procedures established from time to time by the Nominating and Governance Committee. The Nominating and Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates and considers this appropriate because it evaluates recommendations without regard to their source. The Nominating and Governance Committee evaluates related party transactions and relationships on a case by case basis, to the extent they may arise. The Nominating and Governance Committee met four times during 2007. Other members of the Board of Directors attend Nominating and Governance Committee meetings from time to time at the invitation of the Committee.

        When considering candidates for directorship, the Nominating and Governance Committee takes into account a number of factors, including the following qualifications: the nominee shall have the highest personal and professional integrity, have demonstrated exceptional ability and judgment and the attributes necessary (in conjunction with the other members of the Board of Directors) to best serve the long-term interests of the Company and its stockholders. In addition, the Nominating and Governance Committee reviews from time to time the skills and characteristics necessary and appropriate for directors in light of the then current composition of the Board of Directors, including such factors as business experience, diversity and knowledge of the financial services industry in general and the asset management industry in particular. The Nominating and Governance Committee will review at least annually our Corporate Governance Guidelines to ensure that we continue to meet best corporate governance practice standards.

        Executive Sessions of Non-management Directors.    Our non-management directors meet in regularly scheduled executive sessions. In accordance with the charter of the Nominating and Governance Committee, Mr. Meyerman, the Chair of the Committee, also serves as the lead director calling and chairing the executive sessions and in communicating with Mr. Healey, President and Chief Executive Officer, and Mr. Nutt, Chairman of the Board of Directors.

        Stockholder Communications with Non-management Directors or the Board of Directors.    An interested party may communicate directly with Mr. Meyerman, the lead director, by sending a confidential memorandum addressed to his attention at Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965. Any communications to the full Board of Directors may be directed to John Kingston, III, Executive Vice President, General Counsel and Secretary of the Company, who would, in his discretion, discuss the communications with the Board of Directors at a regular meeting of the Board of Directors.

        Availability of Corporate Governance Documents.    We maintain a Company web site that includes, among other items, the Board of Directors' Corporate Governance Guidelines; the Code of Business Conduct and Ethics applicable to all directors, officers and employees; the Code of Ethics applicable to our chief executive officer, chief financial officer and other senior financial officers; the Insider Trading Policy and Procedures applicable to all directors, officers and employees; and the charters for the Audit, Compensation and Nominating and Governance Committees. This information is available on the investor information section of our web site, www.amg.com, under "corporate governance", or for the Committee charters under "Board of Directors", but is not incorporated by reference into this Proxy Statement. In addition, copies of these documents will be provided without charge to any person upon request to John Kingston, III, Executive Vice President, General Counsel and Secretary, Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965. If we make any substantive amendment to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to the persons covered thereby, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our web site or in a report on Form 8-K.

Information Regarding Executive Officers of the Company

        The name, age (as of April 1, 2008) and positions of each of our executive officers, as well as a description of their business experience and past employment during at least the last five years, is set forth below:

Name	Age	Position
Sean M. Healey	46	President and Chief Executive Officer
Darrell W. Crate	41	Executive Vice President, Chief Financial Officer and Treasurer
Nathaniel Dalton	41	Executive Vice President and Chief Operating Officer
Jay C. Horgen	37	Executive Vice President
John Kingston, III	42	Executive Vice President, General Counsel and Secretary

        For the biographical information of Mr. Healey, see "Information Regarding the Nominees" above.

        Darrell W. Crate is an Executive Vice President and the Chief Financial Officer of the Company, a role he has served in since 2001. Prior to that time, Mr. Crate served as a Senior Vice President and the Chief Financial Officer of the Company. Prior to joining AMG, Mr. Crate was a Managing Director in the Financial Institutions Group of Chase Manhattan Corporation focusing exclusively on investment management firms. Mr. Crate received an M.B.A. from Columbia Business School and a B.A. from Bates College.

        Nathaniel Dalton is an Executive Vice President and the Chief Operating Officer of the Company. Mr. Dalton has served as Executive Vice President, with responsibility for AMG's Affiliate Development efforts, since 2001, and was named as Chief Operating Officer in December 2006. Previously, Mr. Dalton served as a Senior Vice President and the General Counsel of the Company. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin Procter LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

        Jay C. Horgen is an Executive Vice President of the Company, with responsibility for coordinating the Company's new investment activities. Mr. Horgen joined AMG in March 2007. Prior to joining AMG, Mr. Horgen was a Founder and Managing Director of Eastside Partners, a private equity firm. From 2000 to 2005, Mr. Horgen was an investment banker and then served as a Managing Director in the Financial Institutions Group at Merrill Lynch, Pierce, Fenner & Smith Incorporated. Prior to that time, he worked as an investment banker in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. Mr. Horgen received a B.A. from Yale University.

        John Kingston, III is an Executive Vice President and the General Counsel of the Company. He has served as the General Counsel of the Company since 2002, and was named as an Executive Vice President in May 2006. Prior to joining AMG, Mr. Kingston served as a senior counsel to Miller Anderson & Sherrerd, LLP, a division of Morgan Stanley Investment Management, and was an attorney at Ropes &

Gray LLP, focusing on corporate and securities laws issues, with a particular focus on the investment management industry. Mr. Kingston received a J.D. from Harvard Law School, and a B.S. and B.A. from the University of Pennsylvania.

Compensation Discussion and Analysis

Our Executive Compensation Program

        We structure our executive compensation programs to further two basic objectives: first, that executive compensation should be closely aligned with increases in stockholder value and growth in our Cash Net Income per share, or "Cash Earnings;" and second, that executive compensation should be designed to attract, motivate and retain the services of key members of our senior management. The Compensation Committee (the "Committee") evaluates our compensation philosophy and approach from time to time to confirm that it serves to advance our objectives.

        We believe that an executive officer's total compensation should be comprised principally of equity and performance-based cash compensation, to best align compensation with increases in stockholder value. The Committee believes that given our long-term track record of growth under the leadership of our senior management (with a compound annualized growth rate of 21% in Cash Earnings since we became a public company), the retention of our Chief Executive Officer and other named executive officers is very important, and that to retain key management team members, total compensation should be appropriate relative to the marketplace for the services of our named executive officers. We assess this marketplace by first reviewing the peer universe of publicly traded asset management companies. In reviewing this universe, we give consideration to the fact that certain of these companies are more closely comparable to the Company, and accordingly consider the relative comparability of the companies in our assessment of various compensation structures and arrangements. Specifically, we consider which companies are most comparable with respect to size (market capitalization and assets under management) and general business profile (those companies that have similarly specialized equities and alternative investment management capabilities, or with similar business strategies). We also consider the senior management profile of a company in determining compensation comparability (for example, the extent to which founders serve in key senior management roles).

        In order to fairly reflect our unique positioning (and that of the services of our executive officers) in the asset management industry, we also consider the compensation arrangements at private equity, investment banking and alternative investment firms. First, given our focus on acquisitions as a principal component of our growth strategy, we consider various private equity and investment banking firms to be relevant benchmarks. In addition, in light of our concentration in the alternative investments business, public and private alternative investments firms also serve as important compensation peers.

        As the Committee evaluates competitive compensation arrangements, it considers the overall compensation package to be paid to our executive officers, and targets total compensation at the 75th percentile for comparable positions at peer group public companies, and competitive with comparable positions at private equity, alternative investment and investment banking firms that also comprise the marketplace for the services of our executive officers. In light of the Committee's objective to align compensation with increases in stockholder value, the Committee generally intends that the substantial portion of compensation be equity-based, with the balance being performance-based cash compensation. When determining performance-based cash compensation levels, we consider growth in Cash Earnings in evaluating our short-term and long-term performance. We consider Cash Earnings the most important measure of our financial performance, as we believe it best represents operating performance before non-cash expenses relating to the acquisition of interests in our affiliated investment management firms. (Cash Earnings, or Cash Net Income, is Net Income plus amortization and deferred taxes relating to intangible assets plus Affiliate depreciation.) In addition to our equity and performance-based cash compensation, we also utilize competitive base salaries and some limited perquisite compensation tools that the Committee deems appropriate to meet the objective of retaining key members of senior management.

Our Compensation Committee

        The Committee oversees our general compensation policies, establishes and reviews the compensation plans and benefit programs applicable to our executive officers and administers our stock option and incentive plans.

        The Committee currently consists of Messrs. Ryan, Meyerman and Zeitlin, with Mr. Ryan serving as the Chair. Each of Messrs. Ryan, Meyerman and Zeitlin has significant experience in compensation matters as a result of their service as executive officers or advisors to various public companies. The Committee's agenda and meeting calendar is determined by the Committee, with input (as appropriate) from Mr. Healey, who generally attends meetings at the request of the Committee. In his capacity as President and Chief Executive Officer, Mr. Healey takes an active role in discussions with the Committee concerning the compensation of other members of executive management and the design of long-term and equity incentive plans but does not participate in discussions regarding his own performance goals, contributions or compensation, which occur in executive sessions of the Committee and in meetings of the Committee with our independent compensation consultant. The Committee also invites Mr. Crate, Executive Vice President and Chief Financial Officer, and Mr. Kingston, Executive Vice President and General Counsel, to attend certain meetings to discuss the design, implementation and administration of long-term incentive, equity incentive and deferred compensation plans.

        The Committee regularly meets without management team members present, and the Chair from time to time requests that all other independent Directors meet with the Committee in executive session. The Committee's independent compensation consultant participates in conference calls and meetings without management present at key points throughout the year, including conference calls and meetings with the Chair of the Committee.

Compensation Consultants

        In 2007, the Committee again engaged an independent outside executive compensation consulting firm, Thomas E. Shea & Associates, LLC ("Shea & Associates"), to assist the Committee with compensation matters, including providing peer universe benchmarking information and an independent analysis of how our executive compensation policies and practices compared to those of the peer universe. In addition to a review of compensation arrangements across the industry, the analysis provided by Shea & Associates also considered financial metrics for our peers, including market capitalization, assets under management, various measures of profitability, and growth in our stock price. In order to prepare its analysis for the Committee, Shea & Associates would meet from time to time with senior management.

        Shea & Associates, which provides no other services to us, reported its findings directly to the Committee. In setting executive officer compensation levels, the Committee considered the comparative compensation analyses provided by Shea & Associates, and then applied the collective experience and judgment of the Committee to such data (and the relative significance of the various comparative universe components) to make compensation determinations. In setting director compensation levels, Shea & Associates made recommendations to the Committee, and the Committee made its compensation determinations after considering such recommendations. A representative of Shea & Associates regularly met outside of formal Committee meetings with Committee members, particularly with the Committee Chair, at key points throughout the year. In addition, a representative of Shea & Associates attended two meetings of the Committee in 2007, updating the Committee on the status of compensation surveys, and also making recommendations regarding executive officer and director compensation levels.

2007 Compensation Process and Elements

        The process for establishing appropriate compensation targets and benchmarks for 2007 began during the final Committee meetings of 2006, as the Committee reviewed the principles and continuing effectiveness of the compensation program with the assistance of Shea & Associates. Following that review, at its meetings in January 2007, the Committee determined to continue to use cash base salary, performance-based cash compensation, and stock options as the principal elements of compensation in 2007, targeting total compensation at the 75th percentile for comparable positions at our peer group public companies, and competitive with comparable positions at private equity, alternative investment and investment banking firms that also comprise the marketplace for the services of our executive officers. At the January meetings, the Committee also established its 2007 targets for performance-based cash compensation. Throughout the year, the Committee regularly requested and received updating analysis from Shea & Associates concerning peer universe performance and compensation as well as trends in performance and compensation, and on an ongoing basis evaluated that information in the context of our performance. At the end of 2007 and beginning of 2008, based upon our performance and the most current peer universe compensation information, the Committee then reviewed 2007 compensation arrangements and made final performance-based cash compensation and option grant determinations.

Cash Base Salary

        We pay cash base salary because we believe it is a customary part of any total compensation package. In determining base salary levels for our executive officers, the Committee takes into account the executive's scope of responsibility, performance and salary history as well as internal consistency within our salary structure. In addition, the Committee annually reviews the base salary being paid to executive officers of other public company peers.

        Because the Committee believes that equity and performance-based cash compensation should constitute the substantial majority of compensation paid to our named executive officers, we target the level of cash base salary at the median for comparable positions in our public company peer group. Based on the Committee's philosophy and the factors stated above, the Committee determined that 2008 base salaries remain unchanged, and to approve such salaries as follows: Mr. Healey, $750,000, each of Messrs. Crate, Dalton and Horgen, $500,000, and Mr. Kingston, $350,000.

Performance-based Cash Compensation

        A meaningful portion of our total compensation is performance-based, because we believe that senior management compensation should be tied to our financial performance and increases in stockholder value. In designing our performance-based cash compensation arrangements, the Committee believes that such compensation should be awarded in the event that we meet the Committee's expectations for Cash Earnings growth and its objective that a certain level of financial performance and growth returns for our stockholders be achieved, along with maintaining the financial strength of the Company. Under these arrangements, baseline levels of growth of Cash Earnings must be achieved before executive officers participate in performance-based cash compensation (and correspondingly that absent growth, relatively low levels of compensation be awarded), and that at higher growth rates in any given year relatively higher compensation may potentially be awarded.

        At its January 2007 meetings, the Committee evaluated the appropriate target Cash Earnings per share growth rate for 2007, reviewing historical growth rates, prevailing business conditions, and expectations for continuing growth. In evaluating our most recent performance (most particularly, the performance in 2006) to determine the baseline growth target for the upcoming year, the Committee applies its judgment to make adjustments for specific factors that influenced recent growth rates, including market conditions, the timing of transactions, new financing arrangements and changes in the corporate capital structure, the relative levels of management and performance fees, and any recent or anticipated one-time events. In 2007, the Committee determined a baseline target of growth of 15%, and beyond that baseline growth target, as higher levels of performance growth are achieved and Cash Earnings increases, the pool of potential performance-based cash compensation also increases. We achieved growth in Cash Earnings per share in 2007 of 17%, and consistent with the 2000 Long-Term Executive Incentive Plan ("LTIP") formula corresponding with such growth, $23.6 million was available for payment.

        In preparation for the determinations to be made by the Committee at the end of the year, various members of the Committee (and particularly the Committee Chair), conducted a series of conference calls with Shea & Associates outside of formal meetings to consider cash bonus compensation of our peer universe and potential bonus arrangements. The Committee also met in December 2007 and reviewed updated estimates concerning our performance, as well as potential executive officer bonuses assuming performance targets were met. After the amount available for the payment of bonuses under the performance targets was determined at the end of 2007, the Committee reviewed and considered the bonus for each named executive officer at its January 2008 meetings. In that review and consideration, the Committee was not constrained by any particular performance targets for the Company or for any particular named executive officer. In determining how much bonus to pay, the Committee considered a market cash bonus compensation analysis of our peer universe as part of developing a total compensation package that was competitive relative to the marketplace for our named executive officers. In addition, although the Committee does not have specific targets that it applies to such evaluation, the Committee also considered our performance and the various factors that may have affected such performance in that year (including market conditions, the possible timing of transactions and new financing arrangements, and the relative levels of management and performance fees), as well as the performance relative to the peer universe. Finally, the Committee also evaluated final compensation determinations in the context of its objective to maximize financial performance and realize appropriate growth returns for our stockholders. In view of these considerations, the Committee granted compensation it deemed competitive given the marketplace for our executive officers and relevant Company performance factors (irrespective of the actual results associated with growth targets). The Committee determined to reduce the cash incentive pool payable to our executive officers to $16.6 million to better position the Company to achieve Cash Earnings per share growth of 17% in 2007.

        The Committee's determinations regarding the amount of performance-based cash compensation to be paid to each executive officer is set forth in the Summary Compensation Table.

Equity-based Compensation Awards

        We believe that equity-based compensation awards provide long-term incentives that further the Committee's objective to increase stockholder value and retain our senior management team. While the Committee does not follow a strict formula in determining the overall compensation package to be paid to an executive officer, in light of our objective to align compensation with increases in stockholder value, the Committee generally intends that the substantial portion of total compensation be equity-based. (Total compensation is targeted at the 75th percentile for comparable positions at peer group public companies, and competitive with comparable positions at private equity, alternative investment and investment banking firms that also comprise the marketplace for the services of our executive officers.)

        The Committee grants equity-based incentive compensation awards on the basis of our historical performance (both in terms of Cash Earnings growth and increase in stockholder value) and the individual executive officer's contributions to that performance, as well as the expected contribution of the executive officer to our future performance. The Committee also considers the relationship of equity-based compensation awards to the performance-based cash compensation to be paid to each executive officer in any particular year. The Committee further considers equity ownership, including the relative size and structure of historical grants and the portions of an award that are not yet vested, of our executive officers. In addition, the Committee considers the performance and equity-based compensation levels of the Company and our individual executive officers in relationship to the peer group universe, as well as the comparative levels of equity ownership of individual officers at such companies.

        In December 2007, the Committee determined to grant options to executive officers under the stockholder-approved 2006 Stock Option and Incentive Plan (the "2006 Option Plan"), as more fully set forth below in the Grants of Plan-Based Awards Table. Consistent with our objective to retain our executive officers, the awards granted were subject to vesting and forfeiture provisions. The aggregate number of options granted and the overall projected fair value of such option grants was primarily the result of a review of equity grants to, and the equity holdings of, executive officers in our peer universe.

Other Incentive and Retention Programs

        In 2005, the Committee established an Executive Retention Plan (the "Retention Plan") to provide it with additional flexibility to meet its objective to retain our executive officers. From time to time, the Committee determines that long-term compensation with vesting and forfeiture provisions is an effective and appropriate retention tool, and may make grants to officers through a trust vehicle in which an officer may choose to invest in our common stock, Affiliate investment products, or cash accounts. In the event that awards in the Retention Plan are forfeited, they are allocated on a pro rata basis to all other remaining participants in the trust. As discussed in further detail in the Outstanding Equity Awards at 2007 Fiscal Year-End Table, the Committee last made Retention Plan grants in 2005 (of which certain awards were reallocated in connection with forfeitures, as discussed in the footnotes to the Summary Compensation Table), and no new grants were made in 2007.

        In 2006, the Committee established the Deferred Compensation Plan to provide additional retirement plan flexibility for our officers. The plan provides officers and directors the opportunity to voluntarily defer compensation on a pre-tax basis, and invest such deferred amounts in one or more specified measurement funds. In 2007, no executive officer or director elected to defer compensation under the Deferred Compensation Plan. While we have no obligation to do so, the Deferred Compensation Plan also provides the Committee the opportunity to make discretionary contributions; in the event any such contributions are made, contributed amounts are expected to be subject to vesting and forfeiture provisions. In 2007, the Committee granted an award of $550,000 to Mr. Horgen under the Deferred Compensation Plan, which award became fully vested on March 30, 2007 and at the election of Mr. Horgen was invested in our common stock, distributable in four annual 25% increments beginning in 2009.

Other Elements of Compensation

        We provide a 401(k) Profit Sharing Plan for all employees and generally contribute a percentage of compensation to such plans. We also provide other benefits such as medical, dental and life insurance and disability coverage to all eligible employees.

Perquisites

        We use only limited perquisite tools (such as financial counseling and medical services, and use of Company aircraft) deemed appropriate by the Committee to meet the objective of retaining key members of senior management, and therefore perquisite compensation is in the lowest quartile of our public company peer group.

Potential Severance or Change in Control Compensation and Benefits

        Upon our change of control, option vesting and the payout of awards under the Retention Plan and Deferred Compensation Plan would be accelerated or restrictions would lapse for our executive officers, as well as for all of our employees participating in such plans.

        In the event of our change of control, as of December 31, 2007, awards held by named executive officers would have accelerated in the following amounts:

Named Executive Officer	Accelerated Options/ Lapse of Restrictions Market Value	Accelerated Distribution under Executive Retention Plan
Sean M. Healey	866,400/$10,250,470	$4,495,290
Darrell W. Crate	470,372/$7,190,678	$2,996,938
Nathaniel Dalton	470,372/$7,190,678	$2,996,804
Jay C. Horgen	153,318/$824,783	—
John Kingston, III	141,579/$3,499,177	$1,498,587

        With the exception of our obligation to Mr. Horgen (in consideration for certain commitments of Mr. Horgen in connection with the commencement of his employment in 2007) to pay a minimum

$1 million bonus in 2008, we do not have employment, severance or change in control agreements with our executive officers or directors.

Stock Ownership Guidelines

        In connection with our equity-based compensation policies, the Committee approved stock ownership guidelines for our executive officers in 2006. We believe that stock ownership guidelines (which are currently established by the Committee as a multiple of five times base salary, to be achieved over five years) further align the interests of executive officers with those of our stockholders.

Equity Grant Policy

        We grant all equity awards, including options, under the terms of an equity grant policy. Generally, we grant equity awards (other than new hire grants) at the July and December meetings of the Committee, with new hire grants occurring at other meetings (or by written action of all Committee members) as appropriate. The grant date of any equity awards approved at a meeting is the date of that meeting, with the exercise price (if applicable) for all equity awards in all cases the closing price of our common stock on the date of grant.

        The Committee will not approve any equity award grants on any date when it believes, in its reasonable discretion, that there is material non-public information that is reasonably likely to impact the price of our common stock.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to any "covered employee" of a publicly held corporation (generally the corporation's chief executive officer and its next three most highly compensated executive officers, excluding the Chief Financial Officer, in the year that the compensation is paid). Under the LTIP, performance compensation paid thereunder to such covered employees is intended to be deductible by us. In implementing our compensation policies during fiscal 2007, we considered, among other things, the LTIP and the opportunities it affords to preserve the tax deductibility of compensation to executive officers. The Committee also fixes for each participant the percentage share of the pool that the participant can earn, after considering the internal consistency of such allocation. No participant's award may exceed 5% of the Company's pre-tax cash net income.

        The Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted while providing our executive officers with appropriate rewards for their performance.

Compensation Committee Report

        The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

PATRICK T. RYAN, Chair HAROLD J. MEYERMAN JIDE J. ZEITLIN

Executive Compensation Tables

        The following tables provide information regarding the compensation arrangements for the Company's Chief Executive Officer, Chief Financial Officer and the Company's three other most highly compensated executive officers (collectively, the "Named Executive Officers").

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean M. Healey President and Chief Executive Officer	2007 2006	750,000 750,000	6,900,000 7,000,000	2,455,435 130,137	260,947 237,420	10,366,382 8,117,557
Darrell W. Crate Executive Vice President, Chief Financial Officer and Treasurer	2007 2006	500,000 500,000	3,450,000 3,500,000	1,227,718 65,068	207,755 104,100	5,385,473 4,169,168
Nathaniel Dalton Executive Vice President and Chief Operating Officer	2007 2006	500,000 500,000	3,450,000 3,500,000	1,227,718 65,068	121,588 97,941	5,299,306 4,163,009
Jay C. Horgen(4) Executive Vice President	2007	500,000	1,700,000	437,631	918,274	3,555,905
John Kingston, III Executive Vice President, General Counsel and Secretary	2007 2006	350,000 350,000	1,050,000 1,100,000	282,407 14,966	59,440 46,351	1,741,847 1,511,317

(1)
These figures represent performance-based incentive awards pursuant to the Company's LTIP, which were paid in January 2007 and January 2008, respectively.

(2)
These figures represent expense recognized during 2006 and 2007 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004)—Share-Based Payment ("FAS 123R"), disregarding the estimate of forfeitures related to service-based vesting conditions. The assumptions used in the calculations of these amounts are described in Notes 1 and 19 of our Annual Report on Form 10-K for fiscal year 2007 filed with the SEC February 29, 2008.

(3)
For 2007, all other compensation included (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $22,500 on behalf of each Named Executive Officer, (ii) financial service benefits (comprised of an allowance for financial planning and tax preparation advice) for each of the Named Executive Officers, including such benefits in the amount of $116,840, $80,000, and $34,362 for Messrs. Healey, Crate, and Dalton, respectively, (iii) personal physician benefits with respect to each of the Named Executive Officers, (iv) aircraft usage benefits with respect to each of Messrs. Healey, Crate and Dalton, (iv) tax payments in connection with financial service and personal physician benefits in the amounts of $86,336, $61,161, $29,973 and $12,286 for each of Messrs. Healey, Crate, Dalton and Kingston, respectively, (v) employment relocation assistance in the amount of $324,630 to Mr. Horgen, and (vi) a discretionary award of $550,000 to Mr. Horgen under the Deferred Compensation Plan, which award became fully vested on March 30, 2007 and is invested at the election of Mr. Horgen in common stock of the Company, distributable in four annual 25%

  increments beginning in 2009. In addition to the amounts set forth in the table above, in 2007 Messrs. Healey, Crate, Dalton and Kingston were allocated shares of common stock (that remain subject to vesting and forfeiture) valued at $764,336, $509,631, $509,631, and $254,926, respectively, pursuant to forfeiture reallocations, in accordance with the Company's Retention Plan.

(4)
Mr. Horgen joined as Executive Vice President of the Company on March 5, 2007, and received a prorated portion of his salary based on his period of employment with the Company.

Grants of Plan-Based Awards in Fiscal Year 2007

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Market Value of Stock and Option Awards ($)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Sean M. Healey President and Chief Executive Officer	12/20/07	4,550,000	6,900,000	8,260,000	485,256		116.35	13,000,000
Darrell W. Crate Executive Vice President, Chief Financial Officer and Treasurer	12/20/07	2,925,000	3,450,000	5,310,000	242,628		116.35	6,500,000
Nathaniel Dalton Executive Vice President and Chief Operating Officer	12/20/07	2,925,000	3,450,000	5,310,000	242,628		116.35	6,500,000
Jay C. Horgen Executive Vice President	3/5/07 3/5/07 12/20/07	1,625,000	1,700,000	2,950,000	60,000 93,318	5,216(3)	105.44 105.44 116.35	550,000 1,532,183 2,500,000
John Kingston, III Executive Vice President, General Counsel and Secretary	12/20/07	975,000	1,050,000	1,770,000	55,991		116.35	1,500,000

(1)
These figures represent the portion of the aggregate LTIP pool allocated to each executive officer. In the case of the Maximum Possible Payout, these amounts are based upon the LTIP pool determined to be available for award as a result of the Company's Cash Earnings growth in 2007; at the outset of 2007, these amounts were not yet known.

(2)
The awards were made under the 2006 Option Plan, and are subject to acceleration upon a change in control of the Company. The options granted on March 5, 2007 are exercisable in three annual 33.3% increments beginning on March 5, 2008. The options granted on December 20, 2007 are exercisable in four annual 22.5% increments beginning on December 31, 2008, and 10% on December 31, 2012.

(3)
In March 2007, the Company granted a discretionary award of $550,000 to Mr. Horgen under the Deferred Compensation Plan, which award became fully vested on March 30, 2007 and is invested at the election of Mr. Horgen in common stock of the Company, distributable in four annual 25% increments beginning in 2009.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards (1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options which are free of transfer restrictions (#) (3)	Number of Securities Underlying Unexercised Options which are subject to transfer restrictions or unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not vested (#)	Market Value of Shares of Stock that have not vested ($)
Sean M. Healey President and Chief Executive Officer	83,481 98,952 105,000 116,250 124,218 39,750 70,028	8,282(4) 92,750(5) 280,112(6) 485,256(8)	46.69 43.50 35.42 44.35 45.27 63.38 102.83 116.35	12/19/2008 7/24/2010 8/14/2010 12/10/2010 7/27/2014 11/30/2014 12/12/2013 12/20/2014	34,628	4,067,405
Darrell W. Crate Executive Vice President, Chief Financial Officer and Treasurer	93,750 91,610 87,702 17,813 105,000 107,812 34,500 35,014	7,188(4) 80,500(5) 140,056(6) 242,628(8)	38.73 46.69 43.50 35.42 44.35 45.27 63.38 102.83 116.35	7/24/2008 12/19/2008 7/24/2010 8/14/2010 12/10/2010 7/27/2014 11/30/2014 12/12/2013 12/20/2014	23,086	2,711,682
Nathaniel Dalton Executive Vice President and Chief Operating Officer	91,610 71,250 87,702 15,000 105,000 18,000 107,812 34,500 35,014	7,188(4) 80,500(5) 140,056(6) 242,628(8)	46.69 33.97 43.50 35.42 44.35 31.96 45.27 63.38 102.83 116.35	12/19/2008 12/10/2009 7/24/2010 8/14/2010 12/10/2010 12/19/2010 7/27/2014 11/30/2014 12/12/2013 12/20/2014	23,086	2,711,682
Jay C. Horgen Executive Vice President		60,000(7) 93,318(8)	105.44 116.35	3/5/2014 12/20/2014	—	—
John Kingston, III Executive Vice President, General Counsel and Secretary	30,000 60,000 65,625 21,000 8,053	4,375(4) 49,000(5) 32,213(6) 55,991(8)	43.50 44.35 45.27 63.38 102.83 116.35	7/24/2013 12/10/2013 7/27/2014 11/30/2014 12/12/2013 12/20/2014	11,544	1,355,958

(1)
In December 2003, the Compensation Committee approved an amendment to the Company's outstanding stock option agreements (other than options granted to directors) that resulted in unvested options becoming vested options to purchase shares of restricted stock. Any shares of stock issued on the exercise of the vested options remain subject to restrictions on transfer that lapse according to specified schedules which are identical to the original option vesting schedule (as applicable) at the date of grant, provided the option holder remains employed by the Company. In the event the option holder ceases to be employed, any shares issuable on the exercise of these options which are then subject to restrictions on transfer will remain subject to transfer restrictions until December 2010 or seven years after the date of grant, whichever is later. The restrictions on transfer lapse upon a change of control of the Company.

(2)
Share numbers reflect the unvested portion of the shares of common stock purchased by Messrs. Healey, Crate, Dalton and Kingston pursuant to cash awards granted under the Company's Retention Plan in December 2005, as well as the unvested portion of shares reallocated to each of the foregoing in connection with certain forfeiture reallocations under the Retention Plan.

(3)
As a result of the Company's three-for-two stock split in 2004, the following one share grants resulted from the combining of fractional shares: for Mr. Healey, a one-share grant with an exercise price of $18.46 and an expiration date of December 3, 2008; and for each of Messrs. Crate and Dalton, a one-share grant with an exercise price of $27.01 and an expiration date of July 23, 2009.

(4)
The options were granted on July 27, 2004 and were fully vested upon grant, with the vested options subject to transfer restrictions according to the following schedule: 18.75% remained subject to transfer restrictions until December 31, 2004, and transfer restrictions with respect to 25% lapsed on each of December 31, 2005, 2006 and 2007. The remaining 6.25% will be free of transfer restrictions on December 31, 2008.

(5)
The options were granted on November 30, 2004 and were fully vested upon grant, with the vested options subject to transfer restrictions according to the following schedule: Transfer restrictions with respect to 10% lapsed on each of December 31, 2005, 2006 and 2007. Transfer restrictions with respect to 23% will lapse on each of December 31, 2008 and 2009, and transfer restrictions with respect to the final 24% will lapse on December 31, 2010.

(6)
The options were granted on December 12, 2006. 20% became exercisable on December 31, 2007. The remainder are exercisable as follows: 20% beginning December 31, 2008 and 30% increments beginning on each of December 31, 2009 and 2010.

(7)
The options were granted on March 5, 2007. 33.3% became exercisable on March 5, 2008. The remainder are exercisable in 33.3% increments beginning on each of March 5, 2009 and 2010.

(8)
The options were granted on December 20, 2007 and are exercisable in four annual 22.5% increments beginning on December 31, 2008, and 10% beginning on December 31, 2012.

Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean M. Healey President and Chief Executive Officer	178,189	14,240,838	9,390	994,213
Darrell W. Crate Executive Vice President, Chief Financial Officer and Treasurer	127,298	10,121,417	6,260	662,809
Nathaniel Dalton Executive Vice President and Chief Operating Officer	131,167	10,174,571	6,260	662,809
Jay C. Horgen Executive Vice President	—	—	5,216(2)	565,154
John Kingston, III Executive Vice President, General Counsel and Secretary	61,610	4,456,576	3,130	331,404

(1)
For Messrs. Healey, Crate, Dalton and Kingston, share numbers reflect the vested portion of the shares of common stock purchased by each pursuant to cash awards granted under the Company's Retention Plan in December 2005, as well as the vested portion of shares reallocated to each of the foregoing in connection with certain forfeiture reallocations under the Retention Plan. Share numbers include shares that were surrendered in satisfaction of tax withholding obligations.

(2)
Reflects the vesting on March 30, 2007 of a discretionary award of $550,000 granted to Mr. Horgen on March 5, 2007 under the Deferred Compensation Plan, which was invested at the election of Mr. Horgen in common stock of the Company and is distributable in four annual 25% increments beginning in 2009.

Director Compensation

        At the request of the Compensation Committee, Shea & Associates provides a review of director compensation in the peer universe and most comparable peer universe. This analysis includes data on total compensation for directors at such companies, as well as on the individual components of that compensation, such as annual retainers, meeting fees and equity awards. The review also provides comparative data on compensation by board position (such as committee chairs and lead directors), and information on the nature of the service of particular directors in their various capacities (e.g., lead directors) at such companies. Shea & Associates also provides information to the Compensation Committee on trends in director compensation at such companies, as well as trends in director compensation at public companies generally.

        In determining current compensation levels for the Company's directors, the Compensation Committee's objective is that cash compensation be relatively low in comparison to directors at comparable public companies, while equity compensation linked to increases in stockholder value be higher on a relative basis. Directors of the Company who are also employees receive no additional compensation for their service as directors. Each non-employee director receives an annual fee of $50,000 for service as a director, as well as a quarterly meeting fee of $2,500. In addition, members of the Audit Committee receive an annual fee of $20,000, with the Chair receiving an annual fee of $35,000 (inclusive of Committee fee); members of the Compensation Committee receive an annual fee of $17,000, with the Chair receiving an annual fee of $20,000 (inclusive of Committee fee); and members of the Nominating and Governance Committee receive an annual fee of $13,000, with the Chair receiving an annual fee of $15,000 (inclusive of Committee fee). In addition, the lead director receives a fee of $100,000 for his active role as principal liaison with management of the Company and his capacity as the principal contact on our Board of Directors for our stockholders. All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees. In 2007, Mr. Nutt received a salary of $500,000 for his service as the Chairman of the Board of Directors, and for providing certain executive services throughout the year. In recent years, the Company has transitioned the roles of Messrs. Nutt (who was formerly Chief Executive Officer, and is now Chairman of the Board) and Healey (who has served as Chief Executive Officer of the Company since January 2005). In this evolving capacity, in 2007, Mr. Nutt was available for senior contact with the Company's Affiliates, service on certain boards at the Company's Affiliates, and ongoing consultative assistance to management. This transition process was completed at the end of 2007, and Mr. Nutt no longer serves in an executive management capacity. Mr. Nutt currently serves solely as the Chairman of the Board and is compensated on a level consistent with other directors.

        Equity grant determinations are made consistent with the Compensation Committee's philosophy that compensation should be directly linked to increases in stockholder value, and, on that basis the Committee has used option grants to align director and stockholder interests. Consistent with these principles, the Committee has granted 11,250 options to directors annually, and in 2007 determined to make such a grant to each member of the Board. Each grant generally vests in 25% increments over four years. In reaching this determination, the Committee considered an analysis of equity grants to directors at publicly traded asset management companies and also considered the compensation arrangements at private equity, investment banking and alternative investment firms (as prepared by Shea & Associates) and concluded that the Company's grants continued to be appropriate to meet the objective of directly linking such compensation to increases in stockholder value.

Director Compensation in Fiscal Year 2007

        The following table sets forth information regarding the compensation earned by Mr. Nutt and the Company's non-employee directors in 2007. For compensation information with respect to Mr. Healey, and his services as the Company's President and Chief Executive Officer, please see the Summary Compensation Table and other accompanying compensation tables. Mr. Healey receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	All Other Compensation ($)	Total ($)
Richard E. Floor	58,750	231,539	0	290,289
Harold J. Meyerman	184,250	231,539	0	415,789
William J. Nutt	500,000	270,942	161,532(3)	932,474
Rita M. Rodriguez	106,500	231,539	0	338,039
Patrick T. Ryan	90,000	272,009	0	362,009
Jide J. Zeitlin	83,750	288,052	0	371,802

(1)
These figures represent expense recognized during 2007 for financial statement reporting purposes in accordance with FAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions. The assumptions used in the calculations of these amounts are described in Notes 1 and 19 of our Annual Report on Form 10-K for fiscal year 2007 filed with the SEC February 29, 2008. At December 31, 2007, the number of shares of common stock subject to options held by each director was as follows: Mr. Floor: 106,875; Mr. Meyerman: 99,375; Mr. Nutt: 1,360,795; Dr. Rodriguez: 106,875; Mr. Ryan: 50,625; and Mr. Zeitlin: 45,000.

(2)
The Company granted 5,625 options to each Director under the 2002 Option Plan on each of July 24, 2007 and December 20, 2007. The grant date fair value of the option grants made on July 24, 2007 and December 20, 2007 computed in accordance with FAS 123R is $190,856 and $150,694, respectively, for each Director.

(3)
All other compensation includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $22,500, (ii) financial service benefits (comprised of an allowance for financial planning and tax preparation advice) in the amount of $69,473, (iii) personal physician benefits, (iv) aircraft usage, and (v) tax payments in connection with financial service and personal physician benefits in the amount of $53,967.

Equity Compensation Plan Information

        We have three equity compensation plans. The 1997 Stock Option and Incentive Plan (as amended and restated, the "1997 Option Plan") authorizes us to grant stock options to employees, directors and other key persons. In 2002, stockholders approved an amendment to increase to 7,875,000 the shares of common stock authorized for issuance under this plan. In 2002, the Board of Directors established the 2002 Stock Option and Incentive Plan (as amended and restated, the "2002 Option Plan"), under which we are authorized to grant non-qualified stock options and certain other awards to employees and directors. The 2002 Option Plan requires that the majority of grants under the plan in any three-year period be issued to employees who are not executive officers or directors of the Company. The 2002 Option Plan has not been approved by our stockholders. There are 3,375,000 shares of common stock authorized for issuance under this plan. In May 2006, our stockholders approved the 2006 Stock Option and Incentive Plan, under which we are authorized to grant stock options and stock appreciation rights to senior management, employees and directors. There are 3,000,000 shares of common stock authorized for issuance under this plan.

        The plans are administered by the Compensation Committee of the Board of Directors. The exercise price of stock options is the fair market value of the common stock on the date of grant. The shares issuable on exercise of the options granted under each of the 1997 Option Plan and 2002 Option Plan (other than options granted to directors) are subject to restrictions on transfer that lapse in installments according to specified schedules, provided that the respective recipient remains employed by the Company. In the event the recipient ceases to be employed by the Company, such restrictions will remain outstanding until December 2010 or seven years after the date of grant, whichever is later. The stock options generally expire seven to ten years after the grant date.

        The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2007:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	4,819,001	$72.27	848,367
Equity compensation plans not approved by stockholders(2)	2,361,785	$55.01	129,123
Total(3)	7,180,786	$66.59	977,490

(1)
Consists of the 1997 Option Plan and the 2006 Option Plan.

(2)
Consists of the 2002 Option Plan.

(3)
The 129,123 shares available for issuance under the 2002 Option Plan may also be issued pursuant to deferred stock awards, restricted stock awards, unrestricted stock awards, performance share awards or dividend equivalent rights.

PROPOSAL 2: RATIFICATION OF THE
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year, subject to ratification by the Company's stockholders at the Annual Meeting. PricewaterhouseCoopers has acted as the Company's independent registered public accounting firm since the Company's inception. The Company has been advised by PricewaterhouseCoopers that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the "PCAOB") and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the Securities and Exchange Commission. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

        Although stockholder ratification of the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm is not required, the Board of Directors is nevertheless submitting the selection of PricewaterhouseCoopers to the stockholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of PricewaterhouseCoopers as the independent registered public accounting firm of the Company for the year ending December 31, 2008. Should the selection of PricewaterhouseCoopers not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PricewaterhouseCoopers is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

        The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm is in the best interests of the Company and of its stockholders and, therefore, unanimously recommends that the Company's stockholders vote FOR this proposal.

AUDIT COMMITTEE REPORT

        The Audit Committee consists of Dr. Rodriguez and Messrs. Meyerman and Ryan, each an independent director of the Company, with Dr. Rodriguez serving as the Chair of the Audit Committee. The Audit Committee's purpose is to assist the Board of Directors in oversight of the Company's internal controls and financial statements and the audit process. The Board of Directors has determined in its business judgment that all members of the Audit Committee are "independent" as is required by the listing standards of the NYSE.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB.

        In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1,

Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

        Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers is in fact "independent."

        The Audit Committee operates pursuant to a charter that was most recently adopted by the Board of Directors in October 2007 and is available on the Company's web site at www.amg.com.

RITA M. RODRIGUEZ, Chair HAROLD J. MEYERMAN PATRICK T. RYAN

Principal Accountant Fees and Services

        The following table sets forth information regarding the fees for professional services rendered by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, in each of the last two fiscal years:

Type of Fee	Year Ended December 31, 2006	Year Ended December 31, 2007
Audit Fees(1)	$3,712,391	$4,215,108
Audit-Related Fees(2)	982,738	1,932,705
Tax Fees(3)	1,149,444	1,454,436
All Other Fees	—	—

(1)
Represents fees for professional services rendered in connection with the audit of the Company's financial statements, reviews of the financial statements included in each of the Company's quarterly reports on Form 10-Q, issuances of consents and services related to the implementation of accounting standards.

(2)
Represents fees for due diligence procedures in connection with new investments, research assistance on accounting-related issues, benefit plan audits, issuances of the Association of Investment Management and Research (AIMR) performance verification and internal controls reports such as those pursuant to Statement of Auditing Standard No. 70.

(3)
Represents fees for income tax compliance and domestic and international tax planning as well as tax due diligence procedures in connection with new investments.

        In making its determination regarding the independence of PricewaterhouseCoopers, the Audit Committee considered whether the provision of the services covered in the sections entitled "Audit-Related Fees" and "Tax Fees" was compatible with maintaining such independence. All of the work performed by PricewaterhouseCoopers was performed by full-time employees of the firm.

        The retention of the independent registered public accounting firm to audit the Company's financial statements is approved each year by the Audit Committee. At the beginning of the year, the Audit Committee also evaluates other potential engagements by the Company of the accounting firm and approves or rejects each service considering (among other factors) the possible impact of each non-audit service on the accounting firm's independence from management. In accordance with its charter, the Audit Committee pre-approves all audit and any non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules of the SEC. The Audit Committee carefully considers the fees that are proposed to be paid in connection with the approval of audit and non-audit services, and then closely monitors the fees incurred in connection with the provision of such services throughout the year. At each meeting, the Audit Committee receives updates from management on the services that have been provided and fees incurred; from time to time, the Audit Committee may also consider and approve the provision of additional services. In the event that a need arises for the approval of additional services between meetings, the services would be considered and provisionally approved by a designated member of the Audit Committee who would report on such approval at the following meeting of the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of April 10, 2008 (unless otherwise noted) regarding the beneficial ownership of common stock by (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of the common stock of the Company, (ii) Named Executive Officers, (iii) directors, and (iv) directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Common Stock(2)
T. Rowe Price Associates, Inc.(3)	2,982,047	7.3%
Credit Suisse(4)	2,500,321	6.2%
Wellington Management Company, LLP(5)	1,884,926	4.6%
Franklin Resources, Inc.(6)	1,815,552	4.5%
Sean M. Healey(7)	805,197	1.9%
Darrell W. Crate(8)	715,848	1.7%
Nathaniel Dalton(9)	716,701	1.7%
Jay C. Horgen(10)	25,220	*
John Kingston, III(11)	256,916	*
Richard E. Floor(12)	113,372	*
Harold J. Meyerman(13)	76,872	*
William J. Nutt(14)	1,466,071	3.5%
Rita M. Rodriguez(15)	84,372	*
Patrick T. Ryan(16)	25,311	*
Jide J. Zeitlin(17)	22,499	*
Directors and executive officers as a group (11 persons)(18)	4,308,379	9.7%

*
Less than 1%

(1)
The mailing address for each executive officer and director is c/o AMG, 600 Hale Street, Prides Crossing, Massachusetts 01965.

(2)
In computing the number of shares of common stock beneficially owned by a person, shares of common stock subject to options held by that person that are currently exercisable or that become exercisable within 60 days of April 10, 2008 are deemed outstanding. For purposes of computing the percentage of outstanding shares of common stock beneficially owned by such person, shares of stock subject to options that are currently exercisable or that become exercisable within 60 days of April 10, 2008 are deemed to be outstanding for the holder thereof but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person. As of April 10, 2008, a total of 40,629,226 shares of common stock were outstanding.

(3)
Information is based on a Schedule 13G filed with the SEC on February 14, 2008 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has sole voting power over 444,626 shares and sole dispositive power over 2,982,047 shares. The address of T. Rowe Price Associates, Inc. is listed in such Schedule 13G as 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
Information is based on a Schedule 13G filed with the SEC on February 14, 2008 by Credit Suisse. Credit Suisse has shared voting power over 2,498,806 shares and shared dispositive power over 2,500,321 shares. The address of Credit Suisse is listed in such Schedule 13G as Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland.

(5)
Information is based on a Schedule 13G filed with the SEC on February 14, 2008 by Wellington Management Company, LLP. Wellington Management Company, LLP has shared voting power over 1,413,300 shares and shared dispositive power over 1,875,026 shares. The address of Wellington Management Company, LLP is listed in such Schedule 13G as 75 State Street, Boston, MA 02109.

(6)
Information is based on a Schedule 13G filed with the SEC on February 13, 2008 by Franklin Resources, Inc. Franklin Resources, Inc., through its subsidiaries Franklin Advisers, Inc., Franklin Templeton Portfolio Advisers, Inc. and Franklin Templeton Institutional, LLC, has sole voting power over 1,815,552 shares and sole dispositive power over 1,815,552 shares. The address of Franklin Resources, Inc. is listed in such Schedule 13G as One Franklin Parkway, San Mateo, California 94403-1906.

(7)
Includes 738,712 shares of common stock subject to options exercisable within 60 days of April 10, 2008, of which 101,032 are subject to restrictions on transferability.

(8)
Includes 660,890 shares of common stock subject to options exercisable within 60 days of April 10, 2008, of which 87,688 are subject to restrictions on transferability.

(9)
Includes 653,577 shares of common stock subject to options exercisable within 60 days of April 10, 2008, of which 87,688 are subject to restrictions on transferability.

(10)
Includes 20,004 shares of common stock subject to options exercisable within 60 days of April 10, 2008.

(11)
Includes 238,053 shares of common stock subject to options exercisable within 60 days of April 10, 2008, of which 53,375 are subject to restrictions on transferability.

(12)
Includes 84,372 shares of common stock subject to options exercisable within 60 days of April 10, 2008.

(13)
Consists of 76,872 shares of common stock subject to options exercisable within 60 days of April 10, 2008.

(14)
Includes 1,208,919 shares of common stock subject to options exercisable within 60 days of April 10, 2008, of which 104,844 are subject to restrictions on transferability.

(15)
Consists of 84,372 shares of common stock subject to options exercisable within 60 days of April 10, 2008.

(16)
Consists of 25,311 shares of common stock subject to options exercisable within 60 days of April 10, 2008.

(17)
Consists of 22,499 shares of common stock subject to options exercisable within 60 days of April 10, 2008.

(18)
Includes 3,813,581 shares of common stock subject to options exercisable within 60 days of April 10, 2008, of which 434,627 are subject to restrictions on transferability.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to the Company copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of the copies of such reports provided to us and written representations from certain reporting persons, all Section 16(a) filing requirements applicable to any of our executive officers, directors and greater than 10% beneficial owners have been satisfied, except for the reporting of a charitable gift made by Mr. Crate in June 2006.

Expenses of Solicitation

        The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation of stockholders at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by mail, telephone, telegraph or other electronic means by one or more of our employees or by a proxy solicitor. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of common stock. We may retain a proxy solicitation firm for services in connection with the solicitation of proxies for customary fees and expenses.

Stockholder Proposals

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 2009 Annual Meeting of Stockholders must be received by us at our principal executive office on or before December 26, 2008 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

        Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2009 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive office no earlier than February 3, 2009, nor later than March 20, 2009, together with all supporting documentation required by our By-laws.

        As required by our By-laws, a stockholder's proposal nominating a director must include: (1) the name, age, business address and residence address of the proposed nominee, (2) the principal occupation or employment of the proposed nominee, (3) the class and number of shares of the Company's capital stock which are beneficially owned by the proposed nominee on the date of such stockholder notice, and (4) the consent of the proposed nominee to serve as a director if elected. A stockholder's proposal shall further set forth information about the beneficial ownership of capital stock by the stockholder making the proposal and a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder. For more complete information on these requirements, please refer to our By-laws.

Householding of Proxy Statement

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Proxy Statement or the Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Annual Report and/or Proxy Statement to you if you write or call us at the following address or telephone number: Affiliated Managers Group, Inc., 600 Hale Street, Prides Crossing, Massachusetts 01965, Attention: John Kingston, III, Executive Vice President, General Counsel and Secretary, (617) 747-3300. If you would like to receive separate copies of a proxy statement or an annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 2008, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO JOHN KINGSTON, III, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AFFILIATED MANAGERS GROUP, INC., 600 HALE STREET, PRIDES CROSSING, MASSACHUSETTS 01965.

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY TELEPHONE, BY INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD OR THE VOTING INSTRUCTION FORM PROVIDED BY YOUR BROKER, BANK OR OTHER NOMINEE.

AFFILIATED MANAGERS GROUP, INC.
600 Hale Street, Prides Crossing, Massachusetts 01965

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sean M. Healey, William J. Nutt and John Kingston, III, and each of them, proxies with full power of substitution to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Affiliated Managers Group, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s offices, 600 Hale Street, Prides Crossing, Massachusetts 01965 on Tuesday, June 3, 2008 at 10:00 a.m. Eastern time, and at any adjournments or postponements thereof, and hereby grants each of them full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2007 Annual Report to Stockholders.

(Continued, and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

AFFILIATED MANAGERS GROUP, INC. Please mark vote in the following manner using dark ink only: ☒	Mark here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

1.

To elect the following nominees as directors of the Company, each for a one-year term to continue until the 2009 Annual Meeting of Stockholders and until the successor of the respective nominee is duly elected and qualified.

			For All	Withhold All	For All Except
	Nominees:		☐	☐	☐
	01 Richard E. Floor	05 Rita M. Rodriguez
	02 Sean M. Healey	06 Patrick T. Ryan
	03 Harold J. Meyerman	07 Jide J. Zeitlin
04 William J. Nutt

(INSTRUCTION: To withhold authority for any individual nominee, mark “For All Except” and write the nominee(s) name on the space provided below.)

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.		For ☐	Against ☐	Abstain ☐

3.	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned’s votes will be cast “FOR” Proposal 1—election of each of the nominees for director and “FOR” Proposal 2—ratification of the selection of the Company’s independent auditors. The undersigned’s votes will be cast in accordance with the proxies’ discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature:
Dated:	, 2008
Signature:
Dated:	, 2008

For joint accounts, each owner should sign. Executors, administrators, trustees, corporate officers and others acting in a representative capacity should give full title or authority.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/amg
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal Year 2007
Option Exercises and Stock Vested in Fiscal Year 2007
PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
OTHER MATTERS